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                                                     Exhibit 5

                     KEYCORP

                     127 PUBLIC SQUARE
                     CLEVELAND, OHIO 44114-1306



                              SEPTEMBER 15, 1994


Securities and Exchange Commission
Washington D. C. 20549

        Re:  Merger of First Citizens Bancorp of Indiana with and into KeyCorp

Gentlemen:

        I am Senior Vice President and Senior Managing Counsel of KeyCorp Management Company, an affiliate of KeyCorp. I have acted as counsel of KeyCorp in connection with the merger of First Citizens Bancorp of Indiana ("First Citizens") with and into KeyCorp (the "Merger"), pursuant to an Agreement and Plan of Merger by and Between First Citizens and KeyCorp, dated as of June 30, 1994 (as amended, the "Merger Agreement"). This opinion is furnished to you in connection with a Registration Statement on Form S-4 of KeyCorp (the "Registration Statement") with respect to a maximum of 1,960,205 Common Shares of KeyCorp, with a par value of $1 each (the "Common Shares"), to be issued in connection with the Merger.

        In connection with this opinion, I have made such investigations of law and fact as I have deemed necessary and appropriate for the purpose of this opinion and have examined the Merger Agreement (and exhibits thereto), the Registration Statement (and exhibits thereto) as filed with the Securities and Exchange Commission, as well as KeyCorp's Amended and Restated Articles of Incorporation and Regulations, and relevant corporate records. In addition, I have made such investigations and reviewed such other documents as I have deemed necessary or appropriate for the purpose of this opinion. In making such examinations, I have assumed the authenticity of all original documents and records, the conformity of all documents and records submitted to me as conformed copies or photocopies of original documents, and the capacity to sign and genuineness of all signatures.

        Based upon the foregoing and legal matters that I deem relevant, I am of the opinion that the Common Shares, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid, and non-assessable.








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Securities and Exchange Commission
September 15, 1994
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        The information set forth herein is as of the date hereof.  I assume no obligation to advise you of changes that may hereafter be brought to my attention. This opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and I do not opine with respect to any law, regulation, rule, or governmental policy that may be enacted or adopted after the date hereof, nor do I assume any responsibility to advise you of future changes in my opinion.

        This opinion is solely for your information in connection with the transaction contemplated by the Merger Agreement and is not to be quoted in whole or in part or otherwise referred to in any of KeyCorp's financial statements or other public release. This letter may not be relied upon by any other person or for any other purposes whatsoever.


                                       Very truly yours,

                                       /s/ Steven N. Bulloch
                                       Steven N. Bulloch
                                       Senior Vice President and
                                       Senior Managing Counsel